EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the IDT Corporation 2005 Stock Option and Incentive Plan, as Amended and Restated, and the IDT Corporation Employee Stock Purchase Plan, as Amended and Restated of our report dated October 12, 2007 with respect to the consolidated financial statements and schedule of IDT Corporation included in its Annual Report (Form 10-K) for the year ended July 31, 2007 and the effectiveness of internal control over financial reporting of IDT Corporation, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
ERNST & YOUNG LLP

Metropark, New Jersey

October 12, 2007